                                 213,627 SHARES


                            RELIASTAR FINANCIAL CORP.


                                  COMMON STOCK


          This Prospectus relates to shares of Common Stock of ReliaStar Financial Corp. (the "Company") that may be sold by the Selling Stockholders. See "Selling Stockholders." These shares were issued to the Selling Stockholders in connection with the acquisition of Successful Money Management Seminars, Inc. by the Company. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

          The Company's Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "RLR." On March 25, 1997, the last sale price for the Common Stock, as reported on the NYSE Composite Tape was $61.00 per share. See "Price Range of Common Stock and Dividend Policy."

          The distribution of the shares of Common Stock offered hereby by the Selling Stockholders may be effected from time to time (but no later than April 30, 1997) in one or more transactions on the NYSE or otherwise, in negotiated transactions, through the writing of options on shares (whether the options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and these broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). See "Plan of Distribution."

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time shall not under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.

                 THE DATE OF THIS PROSPECTUS IS MARCH 31, 1997

                              AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material may be obtained at prescribed rates from the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy statements and other information filed by the Company at: http://www.sec.gov. In addition, such materials may be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

          This Prospectus constitutes a part of a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company, and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File
No. 1-10640) pursuant to the Exchange Act are incorporated herein by reference:

          (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (which incorporates by reference certain portions of the Company's 1996 Annual Report to Stockholders, including financial statements and accompanying information, and certain portions of the Company's definitive proxy statement for the Company's 1997 Annual Meeting of Stockholders);

          (ii)    the Company's Current Report on Form 8-K dated February 23,
     1997;

          (iii) the Company's Amendment on Form 8-K/A dated May 20, 1993 to the Company's Current Report on Form 8-K dated January 17, 1989 filed by the Company in lieu of a Registration Statement on Form 8-B and Amendment on Form 8A/A dated September 12, 1994 to a Registration Statement on
     Form 8-A dated October 4, 1989, as amended on February 15, 1990 (File
     No. 0-17441), which contain a description of the Company's Common Stock and related Rights to Purchase Preferred Stock of the Company; and

          (iv)    all other documents filed by the Company pursuant to
     Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of an offering of the shares of Common Stock offered hereby by the Selling Stockholders.

          Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated herein or in an accompanying Prospectus Supplement by reference) modifies or supersedes such

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

statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof or an accompanying Prospectus Supplement except as so modified or superseded.

          The Company will provide without charge to each person, including any beneficial holder, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to such documents, unless those exhibits are specifically incorporated therein by reference). Requests should be directed to ReliaStar Financial Corp., 20 Washington Avenue South, Minneapolis, Minnesota 55401, Attn: Secretary, telephone (612) 372-5601.

                                   THE COMPANY

          The Company is a holding company whose subsidiaries specialize in life insurance and related financial services. Through ReliaStar Life Insurance Company, Minneapolis, Minnesota, and other subsidiaries, the Company issues and distributes individual life insurance and annuities, group life and health insurance, life and health reinsurance, mutual funds, residential mortgages and personal finance education. The Company operates in four business segments: Individual Insurance, Employee Benefits, Life and Health Reinsurance and Pension.

          Other principal subsidiaries are Northern Life Insurance Company, ReliaStar United Services Life Insurance Company, ReliaStar Bankers Security Life Insurance Company and Northstar Investment Management Corporation. Successful Money Management Seminars, Inc., and PrimeVest Financial Services, Inc.

          On February 23, 1997, the Company entered into a definitive agreement to merge Security-Connecticut Corporation, an insurance holding company, with and into the Company. The merger is valued at $488 million and is expected to close during the summer of 1997. For more information on the merger, see the Company's Current Report on form 8-K dated February 23, 1997.

          The Company, which was incorporated in Delaware in 1988, became the parent of ReliaStar Life and its subsidiaries pursuant to a Plan of Conversion and Reorganization (the "Plan") which became effective on January 3, 1989. Pursuant to the Plan, ReliaStar Life Insurance Company, which was organized in 1885 (as "Northwestern National Life Insurance Company") was converted from a combined stock and mutual life insurance company to a stock life insurance company.

          The Company's executive offices are located at ReliaStar Financial Corp., 20 Washington Avenue South, Minneapolis, Minnesota 55401, and its telephone number is (612) 372-5601.


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                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

          The Company's Common Stock is listed and principally traded on the NYSE under the symbol RLR. The following table sets forth, for the periods indicated, the reported high and low sale prices on the NYSE Composite Tape and dividends paid per share on the Common Stock.


                                                                HIGH            LOW             DIVIDENDS
                                                                ----            ---             ---------
1995:
     First Quarter . . . . . . . . . . . . . . . . . . . .     $35.500        $29.000               $.225
     Second Quarter. . . . . . . . . . . . . . . . . . . .      39.625         33.750                .25
     Third Quarter . . . . . . . . . . . . . . . . . . . .      41.500         36.000                .25
     Fourth Quarter. . . . . . . . . . . . . . . . . . . .      44.500         39.875                .25

1996:
     First Quarter . . . . . . . . . . . . . . . . . . . .     $51.625        $41.500               $.25
     Second Quarter. . . . . . . . . . . . . . . . . . . .      47.000         41.375                .28
     Third Quarter . . . . . . . . . . . . . . . . . . . .      48.125         40.000                .28
     Fourth Quarter. . . . . . . . . . . . . . . . . . . .      58.375         47.625                .28

1997:
     First Quarter (through March 25, 1997). . . . . . . .     $65.375        $54.000               $.28




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                              SELLING STOCKHOLDERS

          The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 27, 1997 and as adjusted to reflect the sale of shares offered by this Prospectus by each Selling Stockholder.


                                          SHARES                                   SHARES
                                        OWNED PRIOR        SHARES OFFERED       OWNED AFTER
                                        TO OFFERING                               OFFERING
                                        -----------        --------------       -----------

             NAME                          NUMBER              NUMBER              NUMBER                PERCENT
             ----                          ------              ------              ------                -------
Gordon C. Root(1)                          109,124              50,000              59,124                  *
Lindalee M. Root                           109,025              90,127              18,898                  *
Douglas W. Root(2)                          48,950               5,000              43,950                  *
Jack B. Root, Jr.(3) and Margaret A.
  Root, as tenants in common                40,050              10,000              30,050                  *
Kimberly Lynne Root Levasa                  13,350               2,500              10,850                  *
Gretchen S. Mortensen(5) and
  Douglas L. Mortensen, as joint
  tenants                                   53,400(4)           10,000              43,400(4)               *
Ashton G. Root                              31,150               6,000              25,150                  *
Jack B. Root (6)                           124,600              20,000             104,600                  *
Wilma L. Root                              124,600              20,000             104,600                  *

--------------------

 * Represents beneficial ownership of less than one percent of the outstanding Common Stock.
(1) Vice President, Successful Money Management Seminars, Inc., a subsidiary acquired by the Company on September 3, 1996 ("SMMS").
(2)  Senior Vice President, Chief Operating Officer, SMMS.
(3)  Director of Product Development, SMMS.
(4) Includes 17,800 shares held by Gretchen S. Mortensen, individually, and 17,800 shares held by Douglas L. Mortensen, individually.
(5)  Treasurer, SMMS.
(6)  President, SMMS.


                              PLAN OF DISTRIBUTION

          The distribution of the shares of Common Stock offered hereby by the Selling Stockholders may be effected from time to time (but no later than April 30, 1997) in one or more transactions on the NYSE or otherwise, in the over-the-counter market, in negotiated transactions, through the writing of options on shares (whether the options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and these broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and broker-dealers that participate with the Selling Stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

                                 LEGAL OPINIONS

          The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Faegre & Benson LLP, 2200 Norwest Center, Minneapolis, Minnesota 55402.


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

                                     EXPERTS

          The consolidated financial statements of the Company and related financial statement schedules as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated herein by reference, and have been so incorporated in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing.


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